UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2013

MINES MANAGEMENT, INC.

(Exact name of registrant as specified in its charter)

Idaho	001-32074	91-0538859
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

905 W. Riverside Avenue, Suite 311 Spokane, Washington	99201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  509-838-6050

No Change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.            Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)                                 Effective March 26, 2013, with the promotion of Mr. Douglas D. Dobbs described in Item 5.02(c), Mr. Glenn M. Dobbs ceased to serve as the President of Mines Management, Inc. (the “Company”).  Glenn Dobbs continues to serve as a Director, Chairman of the Board of Directors and Chief Executive Officer and remains the Company’s principal executive officer.

(c)                                  Effective March 26, 2013 Mr. Douglas D. Dobbs (“Mr. Dobbs”), 46, was elected President by the Board of Directors.  Mr. Dobbs continues to serve as Corporate Secretary.  In connection with this promotion, Mr. Dobbs’ salary was increased by the Company by $24,000 per year, to $234,000.  Mr. Dobbs joined the Company in October 2002 as Director of Investor Relations.  He served as the Company’s Vice President of Business Development and Corporate Secretary from June 2005 until March 2011 and has served as Vice President of Corporate Finance and Development and Corporate Secretary since March 2011.  Mr. Dobbs has 19 years of experience in corporate management, strategic planning, investment banking, analysis and management and marketing.  Mr. Dobbs is the son of Glenn M. Dobbs, the Company’s Chairman and Chief Executive Officer.

Mr. Dobbs and the Company are parties to an employment agreement pursuant to which Mr. Dobbs is paid a minimum salary of $210,000 and is eligible to participate in the Company’s benefit programs, including its bonus and equity incentive programs.  Under this agreement he is also eligible for severance equal to one year’s salary plus the prior year’s bonus in the event of termination by the Company without cause or by Mr. Dobbs for good reason and, following a change of control, three year’s salary and bonus in the event of termination by the Company without cause or by Mr. Dobbs for good reason. “Change of control”, “cause” and “good reason” are defined in the agreement.  The employment agreement was filed as an exhibit to the Company’s Current Report on Form 8-K for the period dated December 30, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2013

MINES MANAGEMENT, INC.

	By:	/s/ Glenn M. Dobbs
Glenn M. Dobbs, Chief Executive Officer